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                                                                    EXHIBIT 23.1


                               CONSENT OF KPMG LLP


The Board of Directors
U.S. Physical Therapy, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 to be filed on or about August 15, 2001 of U.S. Physical Therapy, Inc. of our report dated March 8, 2001, relating to the consolidated balance sheets of U.S. Physical Therapy, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, and the related financial statement schedule for the years ended December 31, 2000 and 1999, which report appears in the December 31, 2000 annual report on Form 10-K/A of U.S. Physical Therapy, Inc.

/s/ KPMG LLP



Houston, Texas
August 15, 2001


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